EXHIBIT 10.4

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (the "Agreement") is made and entered into effective as of May 7, 2015, by and among Mapi Pharma Ltd., a private company registered under the laws of the State of Israel (the "Company"), Shavit Capital Fund III (US), L.P., a Delaware limited partnership and Gabriel Capital Fund (US), L.P. (collectively, the "Lead Investor"), and the additional investors listed on Schedule A attached hereto (the "Additional Investors" and together with the Lead Investor, the "Investors", and together with the Company, the "Parties" and each, a "Party").

RECITALS:

WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company to raise additional capital (the "Investment") of US$10,000,000 (which amount may be increased if agreed by the Company and the Lead Investor) by means of the issuance of Series A Preferred Shares, par value 1.00 each (the "Preferred A Shares") and warrants to purchase additional Preferred A Shares; and

WHEREAS, the Investors are interested in investing in the Company hereunder, upon and subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.             Agreement to Sell and Purchase the Shares and Grant the Warrants.

1.1           Investment.

(a)           General. Subject to and in accordance with the terms and conditions hereof, at the Closing (as defined below) the Company shall issue and allot to the Investors, and the Investors, separately and not jointly, shall purchase from the Company, the number of Preferred A Shares for each Investor as is set forth opposite such Investor's name on Schedule A (the "Investors Shares"). The price per share to be paid by the Investors for each Preferred A Share shall be US$5.99 (the "Price Per Share"; the aggregate amount paid by all Investors for the Investors Shares hereunder shall be the "Aggregate Purchase Price"), which Price Per Share the Company represents and warrants reflects a pre-money Company valuation at the Closing of US$85,000,000 (the "Base Valuation"), on a Fully-Diluted Basis. For the purposes of this Agreement, "Fully-Diluted Basis" shall mean all of the issued and outstanding share capital of the Company, on an as-converted and fully-diluted basis, and assuming the exercise of all outstanding options and warrants (including the ESOP Increase, but not including the Warrants).

(b)           Joinder. If, following the execution hereof, new investors (excluding, for the avoidance of doubt, the Exercising Rights Holders (as defined below)) agree to invest hereunder and are approved by the Company and the Lead Investor, such investors shall execute a joinder to this Agreement and to the Investors' Rights Agreement, in the form attached hereto as Schedule 1.1(b), pursuant to which each of such investors shall become a party to this Agreement and to the Investors' Rights Agreement and shall, from such time, be considered "Investors" for all intents and purposes under this Agreement and the Investors' Rights Agreement. Following the joinder of any such investor, the Lead Investor will provide an updated/new Notice of Allocation to the Company with respect to such investor, and the Company will make consequential changes, as appropriate, to documents including Schedule A, the Capitalization Table, and the Shareholders Register, reflecting the additional Shares and Warrants to be issued in conjunction with its investment.

(c)           Current Shareholders. The Company's shareholders with preemption rights with respect to the transactions contemplated hereby (the "Rights Holders") will be given the opportunity to participate hereunder as Investors, and by the Closing, the Company will obtain a waiver regarding preemption rights from each Rights Holder who is not investing hereunder to the full extent of its rights, with respect to such of its rights not so being exercised. Unless otherwise agreed by the Lead Investor and the Company, the Rights Holders exercising their preemption rights hereunder (the "Exercising Rights Holders") shall invest an aggregate amount of no less and no more than US$500,000 of the Investment at the Closing.

(d)           Updates at the Closing. The Company shall update Schedule A, the Shareholders Register and the Capitalization Table at the Closing to reflect the investments of the new Additional Investors pursuant to Section 1.1(b) and the Exercising Rights Holders pursuant to Section 1.1(c), and the Securities being acquired thereby hereunder.

1.2           Grant of Investors Warrants.

(a)           At the Closing, the Company shall issue to the Investors (except the Exercising Rights Holders, who will be granted Investors Warrants under Section 1.3) warrants, for no additional consideration and in the form attached hereto as Schedule 1.2(a) (the "Investors Warrants"), to purchase an aggregate number of additional Preferred A Shares equal to the aggregate number of Investors Shares purchased by the Investors at the Closing (the "Investors Warrant Shares"), which Investors Warrants shall be allocated among the Investors in accordance with Section 1.2(b).

(b)           The allocation of the Investors Warrants granted pursuant to this Section 1.2 and the Investors Warrant Shares underlying them, among the Investors, shall be as determined by Gabriel Capital Management Ltd. ("Gabriel Management") and notified in writing to the Company by Gabriel Management no later than two (2) business days prior to the Closing (the "Notice of Allocation"), and which determination and allocation shall be binding upon the Parties. By execution of this Agreement, each Investor acknowledges, represents, warrants and undertakes to the Company that (i) it is aware that the allocation of Investors Warrants was done in Gabriel Management's sole discretion with no involvement of the Company, and (ii) it waives any claim whatsoever against the Company in connection with such allocation of Investors Warrants.

(c)           The exercise price per share for the Investors Warrants shall be equal to 20% more than the Conversion Price of the Preferred A Shares (as defined in and pursuant to the Amended AOA, and as adjusted from time to time in accordance therewith) (the "Warrant Price").

1.3           Grant of Warrants to Exercising Rights Holders. At the Closing, the Company shall issue to each Exercising Rights Holder a warrant (collectively, the "Exercising Rights Holders Warrants", and together with the Investors Warrants, the "Warrants"), for no additional consideration and in the form attached hereto as Schedule 1.2(a), for the purchase of a number of additional Preferred A Shares equal to the number of Investor Shares issued to it at the Closing (collectively, the "Exercising Rights Holders Warrant Shares", and together with the Investors Warrant Shares, the "Warrant Shares"), at an exercise price per share equal to the Warrant Price.

1.4           Trigger Event. In the event that, prior to the close of business on September 30, 2015, the consummation of the Company's initial public offering of its shares in the United States (an "IPO") reflecting a Company pre-money valuation of at least $150 million, has not occurred (a "Trigger Event"), then the Company agrees that the Investment hereunder shall, at such time, be treated as if it was made at a Company pre-money valuation as at the Closing, on a Fully-Diluted Basis, of $75,000,000 (the "Trigger Valuation"), with the result being (without derogating from any other rights of the Investors) the increase of the number of Investors Shares and Warrants issued and granted to the Investors, and the increase of the ESOP Increase, all retroactive to the Closing, to the numbers thereof as set forth on the Trigger Valuation sheet on the Capitalization Table. Such adjustment will, inter alia, be accomplished at such time (at the Company's discretion, with the consent of the Lead Investor, not to be unreasonably withheld) (1) in the case of the Investors Shares, (i) by a reduction of the Conversion Prices applicable to the Preferred A Shares, as set forth in the Amended AOA, or (ii) by both the issuance of additional Preferred A Shares to each Investor (pro rata to such Investor's number of Investors Shares), and the decrease of the Price Per Share retroactive to the Closing, to reflect such Trigger Valuation, and (2) in the case of the Warrant Shares, both (i) an increase in the Base Number (as defined in the Warrants) as of the Closing to the number of Warrant Shares as set forth on the Trigger Valuation sheet on the Capitalization Table and (ii) a reduction of the Warrant Price, as set forth in the Warrants, with the intent that, as a result of such adjustments, the aggregate exercise price of the Warrants shall remain the same. The Company hereby represents and warrants that, at the Trigger Valuation, (a) the Price Per Share would have been US$5.28 (the "Trigger Price") and (b) the Company's post-Closing capitalization on a fully-diluted basis would have been as set out in the Trigger Valuation sheet on the Capitalization Table.

1.5           Use of Proceeds.  The Company will use the proceeds from the sale of the Preferred A Shares in accordance with the business plan and budget attached hereto as Exhibit A (the "Budget").

1.6           ESOP Increase. Prior to the Closing, the Company shall increase (the "ESOP Increase") the number of shares of the Company, par value NIS 1.00 each, reserved and freely available for grant and issuance under its Employee Share Option Plan of 2014 (the "ESOP Shares" and the "ESOP" or "Plan", respectively) so that it equals 7.5% of the Company's share capital immediately post-Closing on a Fully-Diluted Basis.

2.           Closing, Delivery and Payment.

2.1           Closing. The closing of the transactions contemplated in Section 1 above will take place at a closing (the "Closing") to be held remotely via the exchange of documents and signatures, within two (2) business days following completion of the transactions set forth in Section 2.2 below and satisfaction (or waiver by the relevant party) of the conditions set forth in Sections 2.3 and 2.4 below, or at such other time or place as the Company and the Lead Investor shall mutually agree upon.

2.2           Deliveries and Transactions at the Closing. At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

(a)           The Company shall deliver to the Investors the following documents or cause the following actions to be completed:

(i)                Shareholders Resolutions. Duly executed resolutions of the shareholders of the Company, substantially in the form attached as Schedule 2.2(a)(i) hereto, pursuant to which the shareholders of the Company shall have approved all transactions contemplated hereby and taken all necessary corporate actions related to such transactions, including but not limited to, (A) increasing and modifying the authorized share capital of the Company to create the new class of Preferred A Shares and authorizing a number of Preferred A Shares sufficient for the issuance of the Investors Shares and the Warrant Shares (including as such number may be increased upon a Trigger Event), (B) approving the replacement, no later than immediately prior to the Closing, of the articles of association of the Company as in effect as of the date hereof (the "Current AOA") with the Amended and Restated Articles of Association, in the form attached hereto as Schedule 2.2(a)(i)(B) (the "Amended AOA"); and (C) the execution, delivery and performance by the Company of this Agreement, the Warrants, the Investors' Rights Agreement (as defined below) and all documents, agreements, certificates, and instruments furnished pursuant or ancillary hereto or thereto (collectively with the Amended AOA, the "Ancillary Documents"), including without limitation, the performance of the Company's obligations hereunder and thereunder.

(ii)               Board Resolutions. Duly executed unanimous resolutions of the Board, substantially in the form attached as Schedule 2.2(a)(ii) hereto, pursuant to which the Board shall have approved all transactions contemplated hereby and taken all necessary corporate actions related to such transactions, including but not limited to, (A) approving the execution, delivery and performance by the Company of this Agreement and each Ancillary Document requiring such, and (B) approving the issuance and allotment of the Investors Shares and (subject to proper exercise of the Warrants) the Warrant Shares (collectively, the "Aggregate Shares", and together with the Warrants and the Ordinary Shares which may be issued upon the conversion of the Aggregate Shares, the "Securities") to the Investors.

(iii)              Share and Warrant Certificates. (1) Validly executed share certificates, in the form attached hereto as Schedule 2.2(a)(iii) in the name of each Investor, and (2) validly executed Warrants in the name of each respective (A) Investor (other than the Exercising Rights Holders), in accordance with the details provided by Gabriel Management to the Company in its Notice of Allocation and (B) Exercising Rights Holder.

(iv)              Shareholders Register. A copy, duly certified by an officer of the Company and dated as of the Closing, of the Company's shareholders register, in the form of Schedule 2.2(a)(iv) attached hereto (the "Shareholders Register"), reflecting the registration by the Company of the issuance of the Investors Shares to the Investors, in the respective numbers set forth opposite their names on Schedule A.

(v)               Waivers. Validly executed waivers by all existing shareholders of the Company, in the form attached hereto as Schedule 2.2(a)(v), with respect to any preemptive rights (as contemplated by Section 1.1(c)) which such shareholders may hold in connection with the transactions contemplated hereby, pursuant to the governing documents of the Company and/or any applicable agreement to which the Company is a party or by which it is bound except, in the case of preemptive rights only, for an Exercising Rights Holder exercising its preemptive rights in full hereunder).

(vi)              Compliance Certificate. A certificate, duly executed by the Chief Executive Officer of the Company, dated as of the Closing, in the form attached hereto as Schedule 2.2(a)(vi) (the "Compliance Certificate").

(vii)             Legal Opinion. An opinion of legal counsel to the Company, executed and dated as of the Closing, in the form attached hereto as Schedule 2.2(a)(vii).

(viii)            Reports to the Israeli Registrar of Companies. The Company shall deliver to the Investors duly completed copies of notices to the Israeli Registrar of Companies with respect to: (i) the replacement of the Current AOA with the Amended AOA; and (ii) the share issuances hereunder.

(ix)              Chief Scientist. A letter of notice to the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor ("OCS"), with respect to the investment contemplated herein, in form satisfactory to the Lead Investor, which shall be attached as Schedule 2.2(a)(ix) hereto.

(x)                Budget. The Budget, in the form of Exhibit A.

(xi)               Founder's Employment Agreement Amendment. Ehud Marom (the "Founder") shall have entered into the agreement attached hereto as Schedule 2.2(a)(xi).

(xii)              Investment Center. A letter of principle consent from the Israeli Investment Center of the Ministry of Economy ("Investment Center") with respect to the investment and equity issuances contemplated herein.

(b)           Payment of Investment Amount. Each Investor shall cause the transfer to the Company of its respective portion of the Investment, as set forth opposite the name of such Investor on Schedule A, by wire transfer in accordance with written instructions of the Company attached hereto as Schedule 2.2(b).

(c)           Investors' Rights Agreement. The Investors' Rights Agreement attached hereto as Schedule 2.2(c) (the "Investors' Rights Agreement") shall have been executed by each of the Company, the Investors, and the other parties thereto.

(d)           Each Investor that is not an Israeli person or entity shall execute and deliver to the Company, a customary undertaking towards the OCS, substantially in the form attached hereto as Schedule2.2 2.2(d), to the extent not previously provided to the Company.

2.3           Conditions to the Closing of the Investors. The obligations of each Investor to purchase the respective Preferred A Shares to be purchased by such Investor hereunder at the Closing and to transfer to the Company its respective portion of the Aggregate Purchase Price at the Closing, are subject to the fulfillment at or before the Closing of the following conditions precedent (to the extent indicated below), any one or more of which may be waived in whole or in part by the Lead Investor:

(a)           Representations and Warranties. The representations and warranties made by the Company in this Agreement shall have been true and correct when made, and shall be true and correct in all material respects as of the Closing (except that representations and warranties that are made as of a specified date shall be true and correct as of such specified date).

(b)           Covenants. All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by the Company prior to the Closing, shall have been performed or complied with by the Company.

(c)           Consents, etc. The Company shall have secured all permits, consents and authorizations that shall be necessary or required lawfully to consummate this Agreement and to issue the Aggregate Shares to each Investor, and to grant the Warrants to each Investor at the Closing.

(d)           Delivery of Documents. All of the documents to be delivered by the Company at the Closing pursuant to this Section 2 shall have been delivered to the Investors. All other applicable actions and transactions set forth in this Section 2 shall have been completed on or prior to the Closing.

(e)           Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in substance and form to the Lead Investor, and the Lead Investor shall have received all such counterpart originals or certified or other copies of such documents as the Lead Investor or its counsel may reasonably request.

(f)           No Material Adverse Effect. No Material Adverse Effect has occurred following the date of this Agreement, the Company's written confirmation of which shall be included in the Compliance Certificate.

2.4           Conditions to the Closing of the Company. The obligations of the Company to sell, issue and grant the respective Securities to be sold, issued and granted to the Investors hereunder at the Closing, are subject to the fulfillment at or before the Closing of the following conditions precedent (to the extent indicated below), any one or more of which may be waived in whole or in part by the Company:

(a)           Representations and Warranties. The representations and warranties made by the Investors in this Agreement shall have been true and correct when made, and shall be true and correct in all material respects as of the Closing.

(b)           Payment. Each Investor shall pay to the Company its portion of the Aggregate Purchase Price as set forth on Schedule A.

(c)           Performance.  Each Investor shall have performed and complied with all other agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing, including the execution of each Ancillary Documents requiring its execution.

3.             Representations and Warranties of the Company. The Company hereby represents and warrants to each Investor that, except as set forth on the Schedule of Exceptions attached as Schedule 3 to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete on the date hereof and shall remain true and complete as of the date of the Closing, it being noted that the representations in this Section 3 shall be read as if made also with respect to each Subsidiary (as defined below). The Schedule of Exceptions shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 3.

3.1           Organization and Qualification.

(a)           The Company is a corporation duly organized and validly existing under the Laws (as defined herein) of the State of Israel.  The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the Ancillary Documents, to consummate the transactions and to perform its obligations contemplated hereby and thereby, to issue and sell the Securities, and to carry on its business as currently conducted and substantially as currently proposed to be conducted. The Company is duly qualified and in good standing in all jurisdictions in which it is conducting business.

(b)           The Company is not in violation or default of any term of its governing documents.  The execution, delivery and performance of this Agreement and the Ancillary Documents by the Company, and the sale, issuance and delivery of the Securities pursuant hereto will not, with or without the passage of time or giving of notice, result in any such violation, or be in conflict with or constitute a default under its governing documents. The Company is not registered under the status and has not been declared by the Registrar as a "violating company" within the meaning of Section 362A of the Israeli Companies Law, and it has not received any notice or warning (in writing or otherwise) concerning any intention of the Companies Registrar to register and/or declare the Company as a "violating company".

(c)           The minute books of the Company provided to counsel to the Lead Investor contain complete copies of all meetings of directors and shareholders since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

3.2           Subsidiaries.  Except as set forth in Section 3.2 of the Schedule of Exceptions, the Company does not own or control any equity security or other interest of any other corporation, limited partnership or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

3.3           Capitalization.

Immediately prior to the Closing, the authorized share capital of the Company shall be NIS 70,000,000, divided into 70,000,000 Ordinary Shares (of which 12,500,000 shares shall be issued and outstanding). Simultaneously with the Closing, the authorized share capital of the Company shall be NIS 70,000,000, divided into 66,212,122 Ordinary Shares (of which 12,500,000 shares shall be issued and outstanding) and 3,787,878 Preferred A Shares (of which 1,669,447 Preferred A Shares, assuming there are no new Additional Investors or Exercising Rights Holders who become parties and invest hereunder prior to or at the Closing, shall be issued and outstanding). Exhibit B attached hereto sets forth the Company's capitalization on a pre- and (in separate sheets which assume and reflect, respectively, a Company pre-money valuation in the transactions contemplated hereby, equal to the Base Valuation and the Trigger Valuation) post-Closing, fully-diluted basis, including the ESOP Increase (the "Capitalization Table"). All such issued and outstanding shares were upon their issuance duly authorized and validly issued, fully paid up, non-assessable, and issued in accordance with applicable securities laws and no party has any Lien on such shares or anti-dilution rights with respect to such prior issuances.

(a)           Simultaneously with the Closing, the number of ESOP Shares issuable under the ESOP shall be 1,683,275, of which 494,375 ESOP Shares will have been allocated under the Plan, and 1,188,900 shall remain free for future allocation thereunder. No employee, officer, director or consultant has options or any other securities that provide for accelerated vesting upon a change of control transaction or termination of employment or service or any other event. The Company has not adjusted or amended the exercise price of any share options previously awarded, whether through amendment, cancellation, replacement grant, re-pricing, or any other means.

(b)           Other than as set forth on the Capitalization Table, and except as may be granted pursuant to this Agreement and the Ancillary Documents, there are no, and upon the Closing there shall not be any, issued shares, outstanding options, warrants or other securities, conversion privileges or other rights presently outstanding or reserved to purchase or otherwise acquire any authorized but unissued shares or other securities of the Company (including but not limited to anti-dilution rights, preemptive rights, rights of first refusal or similar rights). Except as set forth on Exhibit B, this Agreement and the Ancillary Documents, no person or entity has any right to acquire any securities of the Company or any option or warrant to acquire any securities of the Company based on any broker, finder or investment banking type relationship with or with respect to the Company.

(c)           Except as required pursuant to the Investors' Rights Agreement, the Company is not under any obligation, and has not granted any rights, to register any of the Company's presently outstanding securities or any of its securities that may hereafter be issued, and to the Company's knowledge no shareholder of the Company has entered into any agreement with respect to the voting or transfer of equity securities of the Company.

(d)           The rights, preferences and privileges of all of the Securities are as stated in the Amended AOA and Investors' Rights Agreement. When issued in compliance with the provisions of this Agreement and the Amended AOA, the Securities will be (i) validly issued, fully paid and non-assessable, (ii) issued in compliance with all applicable securities Laws, and (iii) free of any mortgage, pledge, lien, royalty obligations, conditional sale agreement, security agreement, encumbrance or other charge (collectively, "Liens"), subject to any restrictions under applicable securities Laws and the Ancillary Documents.

3.4           Authorization; Binding Obligations.  All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization of this Agreement and the Ancillary Documents, the performance of all obligations of the Company hereunder and thereunder, including but not limited to the authorization, sale, issuance and delivery of the Securities pursuant hereto, has been taken, or will be taken prior to the Closing (except for filing of notices with the Israeli Registrar of Companies which will be taken following the Closing). This Agreement has been and the Ancillary Documents will be, when executed and delivered at the Closing, duly executed and delivered by the Company and constitute, or, in the case of the Ancillary Documents, at Closing will constitute, valid and binding obligations of the Company enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent that the indemnification provisions contained in this Agreement and Ancillary Documents may be limited by applicable Laws.

3.5           Governmental Consents and Filings. Except as set forth in Section 3.5 of the Schedule of Exceptions and except for routine filings with the Companies Registrar regarding the issuances of securities as contemplated hereby (which will be made following the Closing), no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority (including but not limited to the OCS, Investment Center, and Investitionsbank des Landes Brandenburg, Germany ("ILB")) is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Documents.

3.6           Offering Valid.  Assuming and subject to the accuracy of the representations and warranties of the Investors contained in Section 4 hereof, the offer, sale, issuance and delivery of the Securities will be exempt from the registration requirements of the Israeli securities Laws, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all the applicable securities Laws of Israel. The Company has taken or will, prior to Closing, take all action necessary to be taken to ensure compliance with Section 15A of the Israeli Securities Law, 5728-1968, and that there were less than 35 offerees, in the aggregate, to whom the Company, and any of its respective representatives made an offering in Israel of any securities of the Company in the past twelve months.

3.7           Agreements.

(a)           Except for this Agreement and (as of the Closing) the Ancillary Documents, and except as set forth in Section 3.7 of the Schedule of Exceptions, there are no agreements, understandings, arrangements or other commitments, written or oral, to which the Company is a party or by which it is bound, (i) that involve or may involve (A) obligations (contingent or otherwise) of the Company, or payments to the Company, in each case in excess of $50,000, or (B) the license of any Intellectual Property (as defined in Section 3.12) by the Company to any third party or by a third party to the Company (other than off-the-shelf software and/or products), or (C) provisions materially restricting the development, manufacture or distribution of the Company's products or services or (ii) that is material to the Company.  Except as set forth in Section 3.7 of the Schedule of Exceptions, the Company is not and has never been a party to, as a contractor or subcontractor, and is not making and has never made, any bid or proposal with respect to, any government contract.

(b)           Each agreement, understanding, arrangement or other commitment which is required to be set forth in Section 3.7 of the Schedule of Exceptions (each, a "Material Contract"), is in full force and effect against the Company and is a valid, binding and enforceable obligation of the Company and, to the Company's knowledge, of the other parties thereto, in each case in accordance with its terms. The Company has furnished to counsel to the Lead Investor complete and correct copies of all such Material Contracts. The Company confirms for the avoidance of doubt that the Joint Product Development and Marketing MOU between the Company and Acesys Pharmatech, a Jiangsu company, dated September 25, 2010, is effectively terminated and is no longer of any force or effect.

(c)           Neither the Company nor, to the Company's knowledge, any other party is in violation or default under any Material Contract and no event has occurred which with notice, lapse of time or both would constitute a material violation or default thereunder. The execution, delivery, and performance of this Agreement and the Ancillary Documents by the Company, and the sale, issuance and delivery of the Securities pursuant hereto, will not, with or without the passage of time or giving of notice, result in any such violation, or be in conflict with or constitute such default under any Material Contract.

3.8           Obligations to Related Parties.  Except as set forth in Section 3.8 of the Schedule of Exceptions, the Company has no obligations to executive officers, directors, shareholders or employees of the Company other than for standard salary and employee benefits made generally available to all employees. None of the executive officers, directors or shareholders of the Company, are indebted to the Company or, to the Company's knowledge, have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company, or have any interest, directly or indirectly, in any Material Contract.  Except as set forth in Sections 3.7 or 3.8 of the Schedule of Exceptions, no executive officer or director or, to the Company's best knowledge, any shareholder, is bound by any contract with the Company.

3.9           Financial Statements; Indebtedness.

(a)           A true copy of the un-audited but reviewed financial statements of the Company dated as of December 31, 2014 is attached to Section 3.9 of the Schedule of Exceptions (the "Financial Statements"). The Financial Statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") applied on a consistent basis throughout the periods indicated. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein.

(b)           The Company has no material liabilities, debts or obligations, whether accrued, absolute or contingent as of the relevant date of such Financial Statements, other than liabilities reflected or reserved against therein. The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

3.10         Changes.  Since December 31, 2014, there has not been, except as set forth in Section 3.10 of the Schedule of Exceptions:

(a)           Any event that has had or that would have a material adverse effect on the Company or the properties, business, operations or financial condition of the Company, other than events affecting the economy or the Company’s industry generally (a "Material Adverse Effect");

(b)           Any resignation or termination of any executive officer, key employee or group of employees of the Company;

(c)           Any material damage, destruction or loss, whether or not covered by insurance, with respect to the properties and assets of the Company;

(d)           Any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(e)           Any loans made by the Company to any shareholder, employee, executive officer or director of the Company, other than advances made in the ordinary course of business;

(f)            Any material change in any compensation arrangement or agreement with any employee, executive officer, director or shareholder;

(g)           Any declaration or payment of any dividend or other distribution of the assets of the Company;

(h)           Any labor organization activity related to the Company;

(i)           Any debt incurred, assumed or guaranteed by the Company, or incurred, created or assumed any Lien on any of the Company's assets or properties except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;

(j)           Any sale, mortgage, pledge, transfer, lease, license or other assignment of any Intellectual Property owned by the Company, except in the ordinary course of business;

(k)           Any material change in any Material Contract, or the Company's governing documents;

(l)           Any sale, mortgage, pledge, transfer, lease or other assignment of any of its material tangible assets outside of the ordinary course of business;

(m)          Any capital expenditure in excess of $75,000; or

(n)          Any arrangement or commitment by the Company to do any of the acts described in subsection (a) through (m) above.

3.11         Real and Personal Property.

(a)           Real Property.  Except as set forth in Section 3.11(a) of the Schedule of Exceptions, the Company does not own or lease any real property.

(b)           Personal Property.  Except as set forth in Section 3.11(b) of the Schedule of Exceptions, the Company does not own or lease any personal property.

3.12         Intellectual Property.

(a)           As used herein, the term "Intellectual Property" shall mean, only in respect of the Company products, all registered patents, designs and trademarks, all applications for registration thereof, and all documentation, processes, formulations, data, experimental methods, or results, descriptions, scientific plans, depictions, and any other written, printed or electronically-stored materials or information, including specifications, engineering drawings, test protocols, and all other proprietary materials relating to the Company's products, and copies thereof in any storage media, and all other works of authorship, inventions, concepts, ideas, and discoveries developed, discovered, conceived, created, made, reduced to practice, or used by the Company in connection with the Company's products and all intellectual property rights therein, and all inventions (patented, patentable or unpatentable), trade names, trademarks, designs, trade secrets, copyrights, know-how, ideas and confidential information embodied or reflected in such information and Company's products, whether or not registered or registrable, for the longest period of protection accorded to such interests under applicable law. (I) Section 3.12(a)-1 of the Schedule of Exceptions sets forth a complete list of patents and pending patent applications and all other registered Company Intellectual Property, including, in the case of patents, the title of the patent or patent application, the jurisdiction in which such patent or application is filed, the serial number, and the date the patent or application was issued or filed, and (II) attached to Section 3.12(a)-2 of the Schedule of Exceptions is a list of the Company's products (current and pipeline) and the Intellectual Property related thereto, and the Company's APIs/formulations and the Intellectual Property related thereto.

(b)           The Company owns or has the right to use, free and clear of all Liens, the Intellectual Property used or which in its opinion is necessary for use in the conduct of its business (i) as currently conducted and (ii) as currently proposed to be conducted, including as reflected in the Budget, or, in the case of this clause (ii) only, it believes that it can develop such or obtain such from third parties. No Company Intellectual Property infringes upon or violates any right, lien, or claim of others, including of the Company's present or former employees, consultants, service providers or customers or the former employers of all such persons. Except as set forth in Section 3.12(b) of the Schedule of Exceptions, the Company is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise.

(c)           Except as set forth in Schedule 3.12(c) of the Schedule of Exceptions, any and all Intellectual Property of any kind which has been developed or is currently being developed by the Company or any employees, consultants or service providers of the Company is and shall be the property solely of the Company. The Company has taken all commercially reasonable measures to establish and preserve its ownership of its Intellectual Property, and all commercially reasonable security measures to protect the secrecy, confidentiality and value of all the Intellectual Property. All employees and independent contractors (current and former), and each person, who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed any part of the Intellectual Property, has entered into valid written assignments of all inventions and developments conceived or created by them in the course of their employment or services and a written non-disclosure agreement with the Company regarding ownership and treatment of the Intellectual Property.

(d)           Neither the Company nor, to the Company's best knowledge, any of the Company's directors, officers, executives or employees working directly with the Company's Intellectual Property, and to the Company's knowledge any other employee of the Company, has received any communications alleging that the Company has violated or by conducting its business as currently conducted, would violate, any of the patents, trademarks, service marks, trade names, design rights, copyrights or trade secrets or other proprietary rights of any other person or entity. Neither the Company nor, to the Company's best knowledge, any of the Company's directors, officers, executives or employees working directly with the Company's Intellectual Property, and to Company's knowledge, any other employee of the Company, has received notice of any infringement of asserted rights of others, with respect to any of the Intellectual Property, or of any facts, or assertion of any facts, which would render any of the Intellectual Property invalid or unenforceable.

(e)           To the best knowledge of the Company (in respect of the Founder's inventions) and to its knowledge (in respect of the inventions of others), it is not necessary to utilize any inventions, including but not limited to, patent applications, of any of the Company's current or former employees, consultants or service providers made prior to their employment by, or provision of services to, the Company other than those that have been fully assigned to the Company pursuant to valid and legally binding instruments of assignment.

(f)            Except as set forth in Section 3.12(f) of the Schedule of Exceptions, the Company has neither (i) entered into any agreement under which the Company has granted a license or other rights in its Intellectual Property to another party, nor (ii) entered into any covenant not to compete or contract limiting its ability to exploit fully any of its Intellectual Property or to transact business in any market or geographical area or with any person or entity.

(g)           The Company has taken all procedural actions required in order to maintain the validity and enforceability of the registered Intellectual Property listed in Section 3.12(a)-1 of the Schedule of Exceptions in the jurisdictions in which the patent applications were filed and the registrations of such Intellectual Property is valid, and all necessary registration, maintenance and renewal fees in connection with such Intellectual Property have been paid and all documents and certificates which are necessary in connection with such Intellectual Property, have been filed with the relevant patent, copyright, trademark or other authorities in the relevant and applicable jurisdictions, for the purposes of maintaining such Intellectual Property (to the extent the Company has not knowingly decided to abandon such Intellectual Property for commercial reasons). Except as set forth on Section 3.12(g) of the Schedule of Exceptions, there are no actions that as of the date of this Agreement, must be taken by the Company from the date hereof and until 120 days following the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any responses with any Intellectual Property registration authority (e.g., the Registrar of Patents), actions, documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any registration or application in connection with the Intellectual Property.

(h)           Except as set forth in Section 3.12(h) of the Schedule of Exceptions, no government funding (including but not limited to the OCS, Investment Center, and ILB), facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any of the Intellectual Property or has otherwise been received by the Company. (A) With respect to any such grants received from third parties, including without limitation from ILB, OCS and the Investment Center, the Company is in material compliance with all conditions of such grants, and (B) with respect to any grants from ILB, (1) the Company is not and will not become with the passage of time obligated to make any royalty payments in respect of such grant and/or to the grantee, and (2) the Company is not restricted because of such grant from consummating, and the grantee's consent is not required for the Company to consummate, a change of control or transfer of assets or Intellectual Property. To the knowledge of the Company (and to its best knowledge with respect to the Founder), no current or former employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any of the Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

(i)           Except as set forth in Section 3.12(i) of the Schedule of Exceptions, the Company is not using and has not used with or embedded any Public Software (as defined below) in any of its products generally available or in the development thereof. The Company is familiar with and in full compliance in all material respects with the terms of use of any and all licenses which govern the use of Public Software incorporated into any product or software of the Company. The Public Software does not limit, restrict, govern or effect in any way the Company's Intellectual Property; the Company is not required, under the terms and conditions of the Public Software, to disclose or distribute any source code to the Company's Intellectual Property and to license any Company product or Intellectual Property for the purpose of making derivative works; and the Company is not prevented under any and all terms of the Public Software from charging a fee in exchange for licensing or providing the Company's Intellectual Property to any third party. "Public Software" means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as open source software (whether such license is authorized by the Open Source Initiative or not) or similar licensing or distribution models.

3.13         Litigation.  There is no claim, suit, litigation, arbitration, mediation or proceeding or investigation pending or, to the Company's knowledge, threatened against the Company or any of its properties or assets or against any officer, director, or key employee of the Company in his or her capacity as an officer, director or employee of the Company, or which calls into question the validity or would hinder the enforceability of this Agreement or any Ancillary Document or the transactions contemplated hereby and thereby; nor, to the Company's knowledge, has there occurred any event nor does there exist any condition on the basis of which any such litigation, arbitration, mediation proceeding or investigation might be properly instituted or commenced.  The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or authorized government agency or instrumentality. There is no action or suit by the Company pending or threatened against others, or which the Company intends to initiate.

3.14         Tax Returns and Payments.  Other than as set forth on Section 3.14 of the Schedule of Exceptions, there are no federal, state, local or foreign taxes dues and payable by the Company which has not been timely paid, other than taxes which the Company is reasonably contesting. There are no accrued and unpaid federal, state, local or foreign taxes of the Company which are due, whether or not assessed or disputed.  There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency.  The Company has duly and timely filed all federal, state, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

3.15         Employees.

(a)           Other than the ESOP and for standard payments for educational funds (Keren Hishtalmut), managers' insurance schemes and for pension funds, the Company does not maintain or contribute to any employee benefit plan, pension plan, share option, bonus or incentive plan, severance pay policy or agreement, deferred compensation agreement, or any similar plan or agreement.

(b)           Section 3.15(b)(i) of the Schedule of Exceptions sets forth a list of (I) all salaried employees of the Company, together with each such employee's position, date of employment, salary, and any other compensation payable to such employee (including, without limitation, compensation payable pursuant to bonus, deferred compensation or commission arrangements), and (II) each contract, commitment, arrangement, whether oral or written, relating to the employment of, or the performance of services by, any employee, consultant, or independent contractor.  The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the of the Company's knowledge, threatened, nor is the Company aware of any labor organization activity involving their employees. Except as set forth in Section 3.15(b)(ii) of the Schedule of Exceptions, the employment of each officer and employee of the Company is terminable at the will of the Company, subject to a prior notice not exceeding 30 days, without any additional obligation or payment.

(c)           Notwithstanding the generality of the foregoing, (i) all of the Company's employees are "at will" employees subject to the termination notice provisions included in their employment agreements or applicable law; (ii) the Company's obligations to provide severance pay and pension to its employees under applicable Law are fully funded or accrued on the Company's Financial Statements; (iii) the Company has no knowledge of any circumstance that could give rise to any valid claim by a current or former employee for compensation on termination of employment (beyond the statutory severance pay to which employees are entitled); (iv) all amounts that the Company is legally or contractually required either to deduct, transfer, withhold or pay, from its employees' salaries have been duly deducted, transferred, withheld and paid, and Company does not have any outstanding obligation to make any such deduction, transfer, withholding or payment; and (v) the Company is in compliance in all material respects with all applicable legal requirements relating to employment, employment practices, wages, bonuses and other compensation matters and terms and conditions of employment related to its Israeli employees.

(d)           The Company has made provision in accordance with IFRS for its employees on account of wages, severance pay, pension funds, redemption of annual leave or otherwise, whether required by law or pursuant to an agreement, with respect to the period until the date hereof. The Company is not subject to, nor do any of its employees benefit from, any collective bargaining agreement, other than by way of any applicable employment laws and regulations and extension orders (tzavei harchava) applicable to companies in the Company's field of business or applicable to all employers in Israel.

(e)           To the knowledge of the Company, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to his employment by the Company.

(f)           No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company.  To the Company's knowledge, no executive officer, key employee or group of employees intends to terminate his, her or their employment with the Company. The Company does not have a present intention to terminate the employment of any executive officer, key employee or group of employees. Other than as set forth on Section 3.15(f) of the Schedule of Exceptions, each former key employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

3.16         Compliance with Laws; Authorizations.

(a)           The Company has complied in all material respects with each, and is not in violation of any, law, statute, regulation, rule, ordinance or order ("Laws") to which the Company or its business, operations, employees, assets or properties are or have been subject.  To the Company's best knowledge, no event has occurred and no circumstances exist which (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure on the part of the Company to comply with, any Law.  The Company has not received notice regarding any violation of, conflict with, or failure to comply with, any Law.  The execution, delivery, and performance of this Agreement and the Ancillary Documents by the Company, and the sale, issuance and delivery of the Securities pursuant hereto, will not, with or without the passage of time or giving of notice, result in any such violation, or be in conflict with or constitute a default under any Law.

(b)           The Company has obtained all franchises, licenses, permits and registrations ("Authorizations") that are required or otherwise necessary (1) for it to conduct its business as currently conducted and as proposed to be conducted and (2) for the ownership and use of the assets owned or used by the Company in the conduct of its business, free and clear of all Liens, and is in material compliance with all Authorizations.

(c)           Regulatory Matters. Without derogating from the generality of Section 3.16(b):

(i)                With respect to any of the pharmaceutical products currently commercialized or under development by the Company, (1) (A) the Company has obtained all necessary and applicable approvals, clearances, authorizations, licenses and registrations required by Israeli or foreign governments or government agencies, to permit the design, development, pre-clinical and clinical testing of its Company products in jurisdictions where it currently conducts such activities (the "Activities to Date") with respect to each Company product (collectively, the "Permits"); and (B) the Company is in compliance, in all material respects, with all terms and conditions of each Permit and with all applicable laws pertaining to the Activities to Date with respect to each product which is not required to be the subject of a Permit; and (2) the Company is in compliance, in all material respects, with all applicable reporting requirements for all Permits.

(ii)               The Company has conducted all of its clinical trials with reasonable care and in material compliance with all applicable laws and the stated protocols for such clinical trials. All studies, tests and pre-clinical and clinical trials conducted for the Company by the institutions in which they were or are conducted, were and, if still conducted, are, in all material respects, being conducted in accordance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and all Laws and Authorizations, and the results of such studies, tests and trials are accurate and complete in all material respects and fairly present the data derived from such studies, tests and trials; there are, to the Company's knowledge, no such studies, tests or trials the results of which the Company reasonably believes call into question the study, test, or trial results when viewed in the context in which such results are described and the clinical state of development. The Company has not received any notices or correspondence from any governmental authority requiring the termination, suspension or material modification of any studies, tests or pre-clinical or clinical trials conducted by or for the Company.

3.17         Environmental.

(a)           The Company has obtained, and is in compliance in all material respects with, all Authorizations required by any applicable Law relating to the protection of human health and the environment ("Environmental Laws") which are necessary or required for the conduct of its business.  The Company has not received notice alleging that the Company is not in compliance with Environmental Laws.

(b)           There are no past, pending or, to the Company's knowledge, threatened actions against the Company under any Environmental Law, and the Company is not aware of any facts or circumstances which would be expected to form the basis for any such action against the Company.

(c)           Except as set forth in Section 3.17(c) of the Schedule of Exceptions, the Company has not entered into or agreed to any order, and the Company is not subject to any order, relating to compliance with any Environmental Law or to a pending investigation or cleanup of a hazardous substance under any Environmental Law.

3.18         Manufacturing and Marketing Rights.  Except as set forth on Section 3.18 of the Schedule of Exceptions, the Company has not granted rights to manufacture, produce, assemble, license, market, or sell its products to any other person and is not bound by any agreement that affects the Company's exclusive right to develop, manufacture, assemble, distribute, market or sell the Company products.

3.19         Insurance.  Section 3.19 of the Schedule of Exceptions contains a list of all insurance policies issued to or for the benefit of the Company, which policies contain coverage in amounts which to the Company's best knowledge are customary in the Company's industry and are reasonable under the circumstances.  All such policies are in full force and effect, and there is no claim by the Company pending under any of such policies.  All due premiums payable under all such policies have been paid, the Company is otherwise in compliance with the terms and conditions of all such policies. The Company has not undertaken any action, or omitted to take any action, which would be reasonably likely to render any such insurance policy void or voidable.

3.20         Registration Rights. Except for the Investors' Rights Agreement, the Company is not under any obligation to register for trading on any securities exchange, any of its currently outstanding securities or any of its other securities.

3.21         Broker's Fees.  No agent, broker, investment banker, person or firm acting on behalf of or under the authority of the Company is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein.

3.22         Directors and Officer Holders.  The directors of the Company immediately prior to Closing are Ehud Marom and Itamar Borowitz. The officers of the Company immediately prior to Closing are Uri Danon, Alexander Mogle and Nir Bernstein, CFO. Except as set forth on Section 3.22 of the Schedule of Exceptions, each officer of the Company is currently devoting one hundred percent (100%) of his or her business time to the conduct of the business of the Company. To the Company's knowledge, no officer of the Company is planning to work less than full-time at the Company in the future.

3.23         Disclosure.  The Company's representations and warranties made or contained in this Agreement and the Ancillary Documents do not contain any untrue statement of a material fact and do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties, or other material not misleading in light of the circumstances in which they were made or delivered. To the knowledge of the Company, there have been no events or transactions, or facts or information which have not been disclosed to the Lead Investor which have or would reasonably be expected to have a Material Adverse Effect.

4.             Representations and Warranties of the Investors.  Each Investor, separately and not jointly, hereby represents and warrants to the Company that as of the date hereof and as of the Closing, and acknowledges that the Company is entering into this Agreement in reliance thereon:

4.1           Requisite Power and Authority.  The Investor, if a corporate entity, is duly organized and validly existing under the Laws of the jurisdiction of its incorporation and has all necessary power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to carry out their provisions. Upon their execution and delivery, this Agreement and the Ancillary Documents to which such Investor is a party will be valid and binding obligations of Investor, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors' rights and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

4.2           Investment Experience.  The Investor is an investor in securities of companies in the development stage and acknowledges that it can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Company. The Lead Investor acknowledges that it and its attorneys, accountants and other advisers and representatives have had an opportunity to ask questions of, and receive answers from the Company concerning the investment contemplated hereunder and regarding the Company, its business and operations. Nothing in this Section 4.2 shall derogate from the representations and warranties of the Company contained in this Agreement, including, but not limited to, Section 3 and any schedules thereof.

4.3           No Registration. The Investor acknowledges that none of the securities which it is acquiring hereunder have been registered on any stock exchange or under the securities laws of any jurisdiction and no public market now exists for such securities. The Investor further acknowledges that the Company has made no assurances that a public market will ever exist for the Company’s securities.

5.             Actions Prior to Closing. From the date hereof through the Closing:

5.1           The Company: (i) shall conduct its business solely in the ordinary course of business as is conducted on the date hereof, and in such manner as to preserve the accuracy of the representations and warranties made by it herein; (ii) shall not issue any shares, or grant or amend any convertible security, and (iii) shall not take any action of the type set forth in Section 3.10.

5.2           The Company shall notify the Investors as soon as practicable, in writing, of the occurrence of any event or condition which materially adversely affects the business, assets or financial condition of the Company or which renders any of the representations or warranties given by the Company hereunder to be untrue or incorrect in any material respect.

5.3           The parties shall make reasonable commercial efforts to finalize the Closing, within four (4) weeks after the date hereof (the "Drop Dead Date"), provided that in the event that the Closing shall not occur by the Drop Dead Date:

(A) under any circumstances except the circumstance described in clause (B) below, then the Lead Investor shall have the right in its sole discretion to terminate this Agreement, if the Company fails to cure such failure within 14 days of its receipt of written notice from the Lead Investor, in which event it is agreed that this Agreement shall automatically and without further action be terminated and become null and void without any right for compensation or remedy for either party, other than the Company's obligation to pay the Lead Investor's expenses set forth in Section 7.8, and

(B) solely in the following case: the failure of the Investors other than the Exercising Rights Holders to provide their portion of the Aggregate Purchase Price to the Company despite the fulfillment of all of the Investor closing conditions under Section 2.3, then the Company shall have the right in its sole discretion to terminate this Agreement if the Lead Investor  does not cure such failure within 14 days of its receipt of written notice from the Company, in which event it is agreed that this Agreement shall automatically and without further action be terminated and become null and void without any right for compensation or remedy for either party.

6.             Post-Closing Covenants.

6.1           Capitalization Adjustments.  If the Capitalization Table is found to have been not reflective of all the issued and outstanding share capital of the Company as of the Closing on a fully-diluted basis, the Company shall issue to the Investors the number of additional Preferred A Shares and additional Warrants, for no additional consideration, that would have been required in order to maintain their respective shareholding percentages in the Company on a fully-diluted basis as of the Closing, as set forth in the Capitalization Table, and the Capitalization Table shall be updated accordingly.

6.2           Evidence of Filing – Share Issuances. The Company shall deliver to the Investors written evidence of the filing of the notification of the share issuances hereunder to, the Israeli Companies Registrar, within five (5) business days following the Closing.

7.             Miscellaneous.

7.1           Governing Law.  This Agreement shall be governed, construed and interpreted in accordance with the Laws of the State of Israel, without giving effect to principles of conflicts of Law or choice of Law that would cause the substantive Laws of any other jurisdiction to apply.

7.2           Jurisdiction.   The competent courts in Tel Aviv shall have sole and exclusive jurisdiction over all matters relating to this Agreement.

7.3           Indemnification.

(a)           Each representation and warranty herein is deemed to be made on the date of this Agreement and at the Closing and shall survive and remain in full force and effect after the Closing; provided however, that the survival of all representations and warranties of the Company shall be limited to a period ending upon the earlier of the lapse of eighteen (18) months from the Closing and (ii) the date of the consummation of an IPO; and provided further, however, that notwithstanding the aforesaid, the survival of those representations and warranties contained in (i) Section 3.12 (Intellectual Property) shall be limited to thirty-six (36) months after the Closing; and (ii) Section 3.1 (Organization and Qualification) and Section 3.3 (Capitalization) shall be limited only by applicable law (in each case, a "Survival Period"). Except in the case of fraud or intentional misrepresentation, the Company shall not have any liability with respect to any such representation and warranty unless a claim is made hereunder prior to the expiration of the applicable Survival Period for such representation and warranty.

(b)           To the extent permitted by law and subject to the limitations of survivability and liability set forth in this Agreement, the Company hereby agrees to hold harmless and indemnify the Investors and their respective partners, executive officers, directors, employees, shareholders and agents (the "Other Indemnitees", and collectively with the Investors, the "Indemnitees") against any and all direct damages, liabilities, losses, costs and expenses (including reasonable attorneys' fees and expenses), whether or not arising out of third-party claims, based upon, or arising out of, or relating to, (i) any breach by the Company of any representation or warranty or other statement contained in this Agreement and the Schedule of Exceptions , or (ii) any breach of any covenant or agreement contained in this Agreement and the Schedule of Exceptions, which occurs within the applicable Survival Period and which (in the case of clause (ii)) remains uncured for 10 days following receipt of written notice thereof (collectively, the "Company Indemnifiable Claims").

(c)           The monetary amount of the indemnification hereunder shall be limited to the amount actually paid by the Indemnitee (or, in the case of an Other Indemnitee, by its associated Investor) for the Securities actually acquired by it pursuant to this Agreement, plus interest in the amount of 8% per annum accruing from the Closing, less any amount of damages previously paid to the Indemnitee by the Company under this indemnity clause. No claim or claims shall be brought unless the aggregate amount of such claim exceeds Twenty Five Thousand U.S. Dollars ($25,000), provided that in case of a claim in excess of the aforesaid threshold, the claim can be submitted for the entire amount of such loss. Subject to Section 6, the indemnification provided by the Company pursuant to this Section 7.3 shall be the exclusive remedy available to the Indemnitees against the Company in connection with any Company Indemnifiable Claim, except in the case of fraudulent, bad faith, or willful misrepresentation or breach (in which cases the limitations under this Section 7.3 shall not apply).

(d)           Notwithstanding anything to the contrary contained in this Agreement, except for fraud, intentional or willful misrepresentation or willful misconduct, the Company shall be not liable for claims for punitive damages, or any loss of profits or lost opportunities or other indirect or consequential damages of the Indemnitees, however caused, and on any theory of liability, arising out of this Agreement.

(e)           Claims Procedures. In the event that the Indemnitee wishes to assert a claim for indemnification hereunder it shall give the Company (the "Indemnifying Party") a written notice thereof (a "Claims Notice"), which shall describe in reasonable detail the facts and circumstances upon which the asserted claim for indemnification is based and thereafter keep the Indemnifying Party fully informed in all material respects with respect thereto.  In the event that such Claims Notice results from a third party claim against the Indemnitee, such Indemnitee shall as soon as practical upon becoming aware of the commencement of proceedings by such third party provide the Indemnifying Party with the Claims Notice and the Indemnifying Party shall have the right to assume the defense thereof (at its expense) with counsel mutually satisfactory to the parties; provided, however, that the Indemnitee shall have the right to retain its own counsel, at the reasonable expense of the Indemnifying Party within the indemnification limitations herein, if representation of the Indemnitee by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnifying Party and any other party represented by such counsel in such proceeding.  Failure of the Indemnitee to give the Indemnifying Party notice as soon as practically possible, or to keep it informed as provided herein shall not relieve the Indemnifying Party of any of its obligations hereunder, except to the extent that the Indemnifying Party is materially prejudiced by such failure.  The Indemnifying Party shall not be liable for, nor shall it be required to indemnify or hold harmless the Indemnitee in connection with, any settlement effected without its consent in writing, which shall not be unreasonably withheld.

7.4           Amendment and Waiver.  Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of the Company and the Lead Investor. Any amendment or waiver affected in accordance with this Section 7.4 shall be binding upon the Parties, and their respective successors and assigns.

7.5           Entire Agreement.  This Agreement, the exhibits and schedules hereto, and the other Ancillary Documents constitute the entire agreement among the Parties relative to the specific subject matter hereof and thereof, and supersedes any prior understanding, agreement or representation between the Parties with respect to its subject matter, including, without limitation, the Term Sheet for Proposed Financing of the Company dated February 24, 2015 between the Company and Gabriel Capital Fund (US), L.P.

7.6           Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by facsimile or email with confirmation of transmission if sent during normal business hours of the recipient, if not, then on the next business day; (c) ten (10) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two business days after deposit with an internationally-recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent out as set forth below:

Company	Mapi Pharma Ltd. Weizmann Science Park 16 Einstein St. P.O.Box 4113 Ness Ziona, Israel 74140 Fax: : +972-8-9100522 Attn: Ehud Marom E-mail: ehud@mapi-pharma.com

With a copy (which shall not constitute service of process) to:	Meitar Liquornik Geva & Leshem Brandwein 16 Abba Hillel Silver Rd. Ramat Gan 5250608 Israel Fax: (+972) 3 610-3111 Attn: Maya Liquornik, Adv. E-mail: maya@meitar.com

Lead Investor	To the address set forth on Schedule A next to such party's name

With a copy (which shall not constitute service of process) to:
Ephraim Abramson & Co.
Beit Hatayelet
2 Beitar Street, 3rd Floor
Jerusalem 93386 Israel
Fax: (+972) 2 565 4001
Attn: Harry Grynberg, Adv. and Ami Hordes, Adv.
E-mail: hgrynberg@abramson-law.co.il and ahordes@abramson-law.co.il

Other Investors	To the address set forth on Schedule A next to such party's name

7.7           Severability.  In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, which shall remain enforceable, to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitation, the portion of this Agreement containing any provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

7.8           Expenses.  Each Party shall pay all costs and expenses that it incurs with respect to this Agreement; provided however that, upon and subject to the consummation of the Closing, the Company shall pay the legal and accounting fees and other expenses concerning the due diligence process and execution and closing of this transaction as incurred by the Lead Investor, in an aggregate amount not to exceed US$75,000 (plus VAT).

7.9           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.10         Successors and Assigns.  The provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

7.11         Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.12         Further Assurances.  Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[EXECUTION PAGE #1 TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the date set forth in the first paragraph hereof.

Mapi Pharma Ltd. By (sign name): /S/ Ehud Marom Print Name: Ehud Marom Title: Chairman and CEO Date: May 7, 2015	Gabriel Capital Management Ltd. By (sign name): /S/ Gary Leibler Print Name: Gary Leibler Title: Director Date: May 6, 2015
Shavit Capital Fund III (US), L.P.

By: Shavit Capital Fund 3 GP, LP

By: Shavit Capital Management 3 (GP) Ltd., its general partner:

By (sign name): /S/ Gary Leibler

Print Name: Gary Leibler

Title: Director

Date: May 6, 2015

Gabriel Capital Fund GP, LP
for and on behalf of a limited partnership in formation in the State of Israel, to be known as “Gabriel Capital Fund (Israel), L.P.” or such other name designated by Gabriel Capital Management (GP) Ltd.

By: Gabriel Capital Management (GP) Ltd., its general partner:

By (sign name): /S/ Gary Leibler

Print Name: Gary Leibler

Title: Director

Date: May 6, 2015

Shavit Capital Fund 3 (Israel), L.P.

By: Shavit Capital Fund 3 GP, LP

By: Shavit Capital Management 3 (GP) Ltd., its general partner:

By (sign name): /S/ Gary Leibler

Print Name: Gary Leibler

Title: Director

Date: May 6, 2015

Gabriel Capital Fund (US), L.P.

By: Gabriel Capital Fund GP, LP

By: Gabriel Capital Management (GP) Ltd., its general partner:

By (sign name): /S/ Gary Leibler

Print Name: Gary Leibler

Title: Director

Date: May 6, 2015

[remaining signatures provided separately]

[EXECUTION PAGE #2 TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the date set forth in the first paragraph hereof.

Investor's Name:	Ehud Marom	Investor's Name:	Insight Capital Ltd.
By (sign name):	/S/ Ehud Marom	By (sign name):	/S/ Leon Recanati
Print Name:	Ehud Marom	Print Name:	Leon Recanati
Title:		Title:	Chairman and CEO
Date:	May 7, 2015	Date;	May 6, 2015

Investor's Name:	Gabriel Menaged	Investor's Name:	Collace Services Ltd.
By (sign name):	/S/ Gabriel Menaged	By (sign name):	/S/ John Germain
Print Name:	Gabriel Menaged	Print Name:	John Germain
Title:		Title:	Director
Date:	May 6, 2015	Date:	May 6, 2015

Investor's Name:	East Bayview LLC	Investor's Name:	Larry Horn
By (sign name):	/S/ Bart Baum	By (sign name):	/S/ Larry Horn
Print Name:	Bart Baum	Print Name:	Larry Horn
Title:	Owner	Title:
Date:	May 6, 2015	Date:	May 5, 2015

Investor's Name:	G-TEN Partners LLC	Investor's Name:	Genesis Asset Opportunity Fund LP
By (sign name):	/S/ Jaime Hartman	By (sign name):	/S/ Jaime Hartman
Print Name:	Jaime Hartman	Print Name:	Jaime Hartman
Title:	Manager Member	Title:	Portfolio Manager
Date:	May 6, 2015	Date:	May 14, 2015

Investor's Name:	Mount Hermon Ltd.	Investor's Name:	Harry Grynberg
By (sign name):	/S/ Control Services Corp.	By (sign name):	/S/ Harry Grynberg
Print Name:	CONTROL SERVICES CORP.	Print Name:	Harry Grynberg
Title:	Director	Title:
Date:	May 6, 2015	Date:	May 5, 2015

SCHEDULE A – INVESTORS, INVESTMENT, SHARES, AND WARRANTS

[to be updated prior to Closing as to Warrants, following provision of Notice of Allocation under the Agreement]

Name of Investor	Portion of Investment Amount	Investors Shares	Warrants	Address
Gabriel Capital Fund GP, LP. for and on behalf of a limited partnership in formation in the State of Israel, to be known as “Gabriel Capital Fund (Israel), L.P.” or such other name designated by Gabriel Capital Management (GP) Ltd.*	$216,223	36,097		c/o Shavit Capital, Jerusalem Technology Park, Building 1B, Box 70, Malha, Jerusalem 96951 Israel
Gabriel Capital Fund (US), L.P.*	$1,683,777	281,098		[as above]
Shavit Capital Fund III (US), L.P.**	$5,004,059	835,402		[as above]
Shavit Capital Fund 3 (Israel), L.P.**	$695,941	116,184		[as above]
Gabriel Capital Management Ltd. and/or such persons and/or entities as to whom Gabriel Capital Management Ltd. shall notify the Company in writing prior to the Closing in the Notice of Allocation, which other persons and/or entities, if not purchasing Investors Shares and already listed herein, shall be deemed to be "Investors" for the purposes of this Agreement upon the execution of a joinder to this Agreement, in the form attached to the Agreement as Exhibit C. (*)	$0	0 [i.e. will receive zero Investors Shares, but will be granted Warrants]	1,585,975	[as above]
Ehud Marom	$ 500,000	83,472	83,472	Har zion 16 Kfar Saba, Israel
G-TEN Partners LLC (*)	$ 500,000	83,472		1212 Avenue of the Americas, 19th floor, New York, New York. 10036, USA
Genesis Asset Opportunity Fund LP (*)	$ 250,000	41,736		1212 Avenue of the Americas, 19th floor, New York, New York. 10036, USA
Insight Capital Ltd (*)	$ 200,000	33,389		27 Yoav St., Tel Aviv, Israel
Collace Services Ltd (*)	$ 200,000	33,389		Attention: John Germain, PO Box 510, Ground Floor, 2 Hill Street, St. Helier, Jersey, JE4 5TR
East Bayview LLC (*)	$ 200,000	33,389		77 Maple Drive, Great Neck, NY 11021, USA
Larry Horn (*)	$ 200,000	33,389		7 Chestnut Drive Great Neck, NY 11021
Mount Hermon Ltd (*)	$ 250,000	41,736		23 Rue Ferdinand Hodler CH 1207 Geneva, Switzerland
Gabriel Menaged (*)	$ 50,000	8,347		Shavit Capital, Jerusalem Technology Park, Building 1B, Box 70, Malha, Jerusalem 96951 Israel
Harry Grynberg (*)	$ 50,000	8,347		Ephraim Abramson & Co, Beit Hatayelet 2 Beitar Street, 3rd Floor Jerusalem 93386 Israel
TOTAL	$10,000,000	1,669,447	1,669,477

* The Lead Investor may inform the Company of a different allocation between the two Gabriel funds prior to Closing. Without derogating from any of Lead Investor’s and such funds’ rights, it is hereby clarified that either of the Gabriel funds may also transfer shares and Warrants to the other Gabriel fund following the Closing, subject to the Ancillary Documents.

** The Lead Investor may inform the Company of a different allocation between the two Shavit funds prior to Closing. Without derogating from any of Lead Investor’s and such funds’ rights, it is hereby clarified that either of the Shavit funds may also transfer shares and Warrants to the other Shavit fund following the Closing, subject to the Ancillary Documents.

(*) The Investors Warrants (except those to be granted to Exercising Rights Holders) will be allocated in accordance with the Notice of Allocation to be provided by Gabriel Management to the Company prior to the Closing, pursuant to the Agreement.

SCHEDULE 1.1(b) - JOINDER

The undersigned hereby consents to and agrees to be bound by all the terms, covenants and provisions of: (i) the Securities Purchase Agreement dated May 7, 2015 (the "Agreement"; all terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement) by and among Mapi Pharma Ltd. and the Investors listed on Schedule A thereto, and (ii) the Investors' Rights Agreement by and among the Company, the Investors, and the other parties thereto (the "IRA").

All of the Securities purchased by the undersigned are and shall be subject to all of the rights, obligations, and restrictions described in the Agreement, including the Amended AOA (as may be amended from time to time) and the IRA.

The undersigned acknowledges and agrees that upon execution and delivery of this Joinder to the Agreement, it shall be deemed an Investor for all intents and purposes of the Agreement.

The undersigned's portion of the Investment Amount shall equal: $_________________.

The number of Preferred A Shares to be purchased by the undersigned and the number of Investors Warrants to be granted to the undersigned shall be as set out in the Capitalization Table attached to the Agreement at the Closing.

The execution of this Joinder shall constitute, for all intents and purposes, the undersigned's execution of the Agreement, including without limitation for the purpose of the representations and warranties of the Investors thereto, which shall be true as of the date hereof.

Date: ________________

Signature: _____________________________

By: ___________________

Name: _________________

Title :__________________

Address:

______________________________________

______________________________________

The above is agreed to and confirmed by the undersigned:

_________________________

Mapi Pharma Ltd.

By: _______________

Title: _______________

[Joinder to Securities Purchase Agreement dated May 7, 2015]

EXHIBIT C
Joinder for Warrant-holder Investors not investing under the Agreement

Reference is hereby made to that certain Securities Purchase Agreement dated May 7, 2015 (the "Agreement"; all terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement) by and among Mapi Pharma Ltd. and the Investors listed on Schedule A thereto.

The undersigned (i) has been granted Warrants by the Company pursuant to the Agreement, in accordance with the Notice of Allocation provided by Gabriel Management to the Company, and is counter-signing a Warrant with the Company at the Closing in respect thereof, (ii) is executing the Investors' Rights Agreement by and among the Company, the Investors, and the other parties thereto (the "IRA"), but (iii) is not investing in the Company pursuant to the transaction contemplated by the Agreement.

All of the Securities which may be acquired under the undersigned's Warrant are and shall be subject to all of the rights, obligations, and restrictions described in the Agreement, including the Amended AOA (as amended from time to time) and the IRA.

The undersigned acknowledges and agrees that upon execution and delivery of this Joinder to the Agreement, it shall be deemed an Investor for all intents and purposes of the Agreement.

The number of Investors Warrants being granted to the undersigned shall be as set out in the Capitalization Table attached to the Agreement at the Closing.

Date: ________________

Signature: _____________________________

By: ___________________

Name: _________________

Title :__________________

Address:

______________________________________

______________________________________

The above is agreed to and confirmed by the undersigned:

_________________________

Mapi Pharma Ltd.

By: _______________

Title: _______________

[Joinder to Securities Purchase Agreement dated May 7, 2015]

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Budget

Exhibit B	Capitalization Table

Exhibit C	Joinder for Warrant-holder Investors not investing under the Agreement

SCHEDULES

Schedule A	Investors, Investment, Shares, and Warrants

Schedule 1.1(b)	Joinder to Securities Purchase Agreement

Schedule 1.2(a)	Form of Investors Warrant

Schedule 2.2(a)(i)	Shareholders Resolutions

Schedule 2.2(a)(i)(B)	Amended AOA

Schedule 2.2(a)(ii)	Board Resolutions

Schedule 2.2(a)(iii)	Form of Share Certificate

Schedule 2.2(a)(iv)	Shareholders Register

Schedule 2.2(a)(v)	Shareholder Waivers

Schedule 2.2(a)(vi)	Compliance Certificate

Schedule 2.2(a)(vii)	Opinion of Legal Counsel

Schedule 2.2(a)(ix)	OCS Letter

Schedule 2.2(a)(xi)	Founder's Employment Agreement Amendment

Schedule 2.2(b)	Wire Transfer Instructions

Schedule 2.2(c)	Investors' Rights Agreement

Schedule 2.2(d)	Form of OCS Undertaking

Schedule 3	Schedule of Exceptions